UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 12, 2016 (October 11, 2016)

GENERAL DYNAMICS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-3671	13-1673581
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

2941 Fairview Park Drive, Suite 100, Falls Church, Virginia	22042-4513
(Address of Principal Executive Offices)	(Zip Code)

(703) 876-3000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) Elimination of Change-of-Control Excise Tax Gross-Up

On October 11, 2016, General Dynamics Corporation (the Company) amended its severance protection agreement with Phebe N. Novakovic, Chairman and Chief Executive Officer, to eliminate the change-of-control tax reimbursement provision, also known as a gross-up, in the agreement.

Previously, the Company had eliminated change-of-control excise tax reimbursement provisions for severance protection agreements entered after April 2009. Ms. Novakovic is the only named executive officer who had a remaining pre-2009 severance protection agreement. For other executive officers of the Company who also had pre-2009 severance protection agreements, those agreements are also being amended to eliminate the tax reimbursement provision. The legacy agreements provided for a reimbursement, subject to limitations, to make up for any taxes that may be imposed under the change-of-control excise tax provisions of Section 280G and Section 4999 of the Internal Revenue Code.

The amended severance protection agreement provides that, in the event change-of-control benefits would trigger an excise tax under Section 280G and Section 4999, then the value of the benefits will be either (1) delivered in full or (2) subject to a cutback, whichever provides the executive officer the greatest benefit on an after-tax basis (with the excise tax being the responsibility of the executive to pay).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL DYNAMICS CORPORATION

by	/s/ Gregory S. Gallopoulos
Gregory S. Gallopoulos
Senior Vice President, General Counsel and Secretary
(Authorized Officer)

Dated: October 12, 2016